STOCK PLEDGE AGREEMENT

Stock Pledge Agreement (this “Agreement”), dated as of January 23, 2008, by and between QUANTRX BIOMEDICAL CORPORATION, a Nevada corporation, with its principal place of business at 100 South Main Street, Suite 300, Doylestown, Pennsylvania 18901 (the “Pledgor”) and PLATINUM LONG TERM GROWTH VII LLC, with a business address of 152 West 57th Street, 54th Floor, New York, New York 10019 (the “Secured Party”).

WITNESSETH

WHEREAS, the Pledgor has delivered to the Secured Party a senior secured promissory note, dated as of January 23, 2008, in the principal amount of $1,407,246.58 (together with any Other Notes or PIK Notes (each as defined in the Note) the “Notes”);

WHEREAS, the Secured Party requires, as a condition to the extension of credit to the Pledgor pursuant to the Notes, that the Pledgor pledge all of its right, title and interest in and to the shares of stock in Fluoropharma, Inc. and Genomics USA, Inc. (the “Portfolio Entities”) held by it to secure the obligations of the Pledgor under the Notes;

WHEREAS, the Pledgor has deposited with the Secured Party, as collateral security for the payment of the obligations of the Pledgor under the Notes, the stock (the “Pledged Shares”) described in Schedule 1 attached hereto, being all of the outstanding shares of capital stock or ownership interests in the Portfolio Entities held by the Pledgor (together with duly executed stock powers in blank covering such Pledged Shares); and

WHEREAS, the Secured Party would not be willing to extend credit to the Pledgor unless the Pledgor shall have pledged the Pledged Shares to the Secured Party pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and in further consideration of the Secured Party’s extension of credit to the Pledgor, the parties hereby agree as follows:

Section 1 - Pledge. The Pledgor hereby pledges to the Secured Party, and grants to the Secured Party a continuing security interest in, the following (the “Pledged Collateral”):

(i) The Pledged Shares and the certificates representing the Pledged Shares, and all dividends (whether stock dividends or cash dividends), and cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(ii) Any and all rights held or owned by the Pledgor to acquire additional shares of stock or other securities of the issuers of the Pledged Shares;

(iii) All additional shares of stock of the issuers of the Pledged Shares from time to time acquired by the Pledgor by stock split or by the exercise of any conversion or option rights, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

(iv) Any and all proceeds of any of the foregoing upon the sale or other disposal of the foregoing for any reason.

Section 2 - Security for Obligations; Covenants; Representations. This Agreement secures the payment of all payment obligations of the Pledgor now or hereafter existing under the Notes (all such obligations being referred to as the “Obligations”). The Pledgor makes the representations and warranties set forth on Annex A hereto.

Section 3 - Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Secured Party may reasonably request, in order to perfect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Section 4 - Voting Rights; Dividends; Etc. So long as no Event of Default (as defined in the Notes) exists and is continuing:

(i) The Pledgor shall be entitled to exercise any and all voting and other consequential rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

(ii) The Pledgor shall be entitled to receive and retain any and all cash dividends paid in respect of the Pledged Collateral.

Section 5 - Transfers and Other Liens; Additional Shares. The Pledgor agrees that it will not sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement.

Section 6 - Secured Party Appointed Attorney-in-Fact. The Pledgor hereby appoints the Secured Party attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, to take any action and to execute any instrument that the Secured Party may deem necessary to accomplish the purposes of this Agreement, including, without limitation, upon and during the continuation of any Event of Default, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

Section 7 - Remedies upon Default. If (but only if) any Event of Default, as defined in the Notes, shall have occurred and be continuing:

(a) Upon written notice from the Secured Party, the right of Pledgor to receive dividends and to vote the Pledged Shares shall cease, and all such rights shall become vested in the Secured Party. In addition to other rights and remedies provided for herein or otherwise available to it, the Secured Party may exercise all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time, and the Secured Party may also, without notice except as specified below, sell the Pledged Collateral or any part thereof, in accordance with and subject to applicable law, for cash, on credit or for future delivery, and upon such other terms as are commercially reasonable. The Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.

(b) Any cash held by the Secured Party as Pledged Collateral and all cash proceeds received by the Secured Party from any sale of or collection from all or any part of the Pledged Collateral, may be held by the Secured Party as collateral for, and/or be applied in whole or in part by the Secured Party against, all or any part of the Obligations. Any surplus of such cash or cash proceeds held by the Secured Party and remaining after payment in full of all of the Obligations shall be paid to the Pledgor.

(c) Notwithstanding anything to the contrary contained herein, the Secured Party shall not take any action with respect to the Pledged Shares pursuant to an exercise of its rights as a secured party hereunder unless the Secured Party shall have given the Pledgor at least 120 days prior written notice of such action (which notice shall not be given prior to the occurrence of an Event of Default); provided, that, no such prior written notice shall be required in connection with any action taken by the Secured Party reasonably necessary to perfect the security interest granted hereby and protect its rights in and to the Pledged Shares.

Section 8 - Enforcement Rights. If the Secured Party shall determine to exercise its right hereunder to sell all or any of the Pledged Collateral, the Pledgor agree(s) that, upon request of the Secured Party, the Pledgor will do or cause to be done all such other acts and things as may be reasonably necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law. The Pledgor recognizes that the Secured Party may be limited in its ability to effect a sale to the public of all or part of the Pledged Collateral by reason of certain prohibitions in the Securities Act of 1933, as amended, or other federal or state securities laws (collectively, the “Securities Laws”), and may be compelled to resort to one or more sales to a restricted group of purchasers who may be required to agree to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor agrees that sales so made may be at prices and on terms less favorable than if the Pledged Collateral were sold to the public, and that the Secured Party has no obligation to delay the sale of any Pledged Collateral for the period of time necessary to register (or otherwise qualify for an exemption with respect to) the Pledged Collateral for sale to the public under the Securities Laws. The Pledgor shall reasonably cooperate with the Secured Party in its attempt to satisfy any requirements under the Securities Laws.

Section 9 - Security Interest Absolute. All rights of the Secured Party and security interest hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(i) any lack of validity or enforceability of the Notes or any other document or agreement delivered by the Pledgor or its affiliates in connection with the Notes (the “Loan Documents”) or agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any amendment or waiver or any consent to any departure from the Notes or any other Loan Document;

(iii) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of, or consent to departure from, any guaranty, for all or any of the obligations of the Pledgor under the Loan Documents; or

(iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of the Pledgor, any other party to any Loan Document, or a third party obligor except for such waivers as are required by applicable law and cannot be waived under applicable law.

Section 10 - Amendment. No amendment or waiver of any provisions of this Agreement shall be effective unless the same shall be in writing and signed by the Secured Party and the Pledgor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11 - Continuing Security Interest; Transfer of Note(s). This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until payment in full of the Obligations (other than contingent indemnity obligations), (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure to the benefit of the Secured Party and its successors, transferees and assigns. Upon the earlier to occur of (i) February 14, 2008 (unless (A) an Event of Default (as defined in the Notes) shall have occurred under the Notes and be continuing or (B) the Secured Party shall have fully funded the Platinum Follow-On Investment(as defined in the Purchase Agreement)) and (ii) the payment in full of the Obligations (including as a result of a conversion in full of the Notes) and the termination of any obligation of the Secured Party to extend any credit thereunder, this Agreement shall automatically terminate without further action on the part of either of the parties hereto and the Secured Party shall promptly deliver such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof to the Pledgor and take any action reasonably requested by the Pledgor to cause the release of the security interests created hereunder.

Section 12 - Governing Law; Terms. This Agreement shall be governed by the laws of the State of New York, without regard to the choice of law provisions thereof. The Pledgor agrees that any suit for the enforcement of this Agreement may be brought in the courts of the State of New York or any federal court sitting in such state and consents to the non-exclusive jurisdiction of each such court and to service of process in any such suit being made upon the Pledgor by mail at the address specified above. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given in the Notes.

Section 13 - Expenses. The Pledgor will upon demand pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) any amendment to, or consents or waivers requested under, this Agreement, (ii) the custody or preservation of, or the sale, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

Section 14 - Collateral Agent. This Agreement shall be subject to Section 5(b) of the Letter Loan Agreement, dated as of January 23, 2008, between the Pledgor and the Secured Party (the “Purchase Agreement”). If Other Notes are issued to persons other than the Secured Party, the Pledged Collateral identified herein shall be held for the ratable benefit of the Secured Party and such other persons as set forth in the Purchase Agreement.

IN WITNESS WHEREOF, the Pledgor and the Secured Party have executed and delivered this Pledge Agreement as of the date first above written.

QUANTRX BIOMEDICAL CORPORATION

By: Name: Title:

PLATINUM LONG TERM GROWTH VII LLC

By: Name: Title:

SCHEDULE 1

Name of Issuer	Class of Stock	Stock Certificate No.	No. of shares owned	Percentage of Issuer owned
Fluoropharma, Inc.	Common	C16 C21 C25 C26 C27 C40 C42 C43	1,050,000 46,170 100,000 100,000 100,000 118,772 81,228 627,058	58%
Genomics USA, Inc.	Common	1 6	112,875 31,149	12%

Annex A

The Pledgor represents and warrants to the Secured Party that:

1.1	the Pledged Shares represent approximately 58% and 12% respectively of the shares of common stock issued by Fluoropharma, Inc. and Genomics USA, Inc.;

1.2
subject to restrictions on transfer applicable to certain of the Pledged Shares under the Securities Act of 1933, as amended, and other applicable securities law, the Pledged Shares are freely transferable on the books of the issuers of the Pledged Shares and no consents or approvals are required in order to register a transfer of the Pledged Shares;

1.3	this Agreement constitutes its legal, valid, binding and enforceable obligation and is a first priority security interest over the Pledged Shares effective in accordance with its terms;

1.4
subject to restrictions on transfer applicable to certain of the Pledged Shares under the Securities Act of 1933, as amended, and other applicable securities law, the execution, delivery, observance and performance by the Pledgor of this Agreement will not require the Pledgor to obtain any licenses, consents or approvals and will not result in any violation of any law, statute, ordinance, rule or regulation applicable to it; and

1.5
it has obtained all the necessary authorizations and consents to enable it to enter into this Agreement and the necessary authorizations and consents will remain in full force and effect at all times during the substance of the security constituted by this Agreement.